Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report  dated February 24, 2017 except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations described in Note 4 as to which the date is September 5, 2017 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in iStar Inc.’s Current Report on Form 8-K dated September 5, 2017.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
September 5, 2017